Exhibit 99.1

EBIX EXTENDS VALIDITY OF 85 CENTS OFFER TO ACQUIRE HEALTHAXIS, TILL 31ST DECEMBER

ATLANTA, GA – November 19, 2008 — Ebix, Inc. (NASDAQ: EBIX), a leading international developer and supplier of software and e-commerce solutions to the insurance industry, today, announced it has decided to extend the validity of its 85 cents offer to acquire HealthAxis, Inc. (NASDAQ: HAXS).

The extension of the validity besides a few key points was outlined in a letter from Robin Raina, Chairman and Chief Executive Officer of Ebix Inc., to the HealthAxis Board of Directors today.

In summary, the new letter reiterated a few other points -

1.
Validity of 85 cents offer extended till 31st December 2008: This 85 cents would be payable in the form of equivalent Ebix stock, valued at an average of 15-day Ebix stock closing prices, preceding the date on which the merger between Ebix and HealthAxis is consummated.

2.
Warrants for existing HealthAxis shareholders: Ebix will allow existing HealthAxis warrant holders to convert into Ebix stock, once Ebix stock price increases proportionately by the same percentage margin, as would be required for the HealthAxis stock for these existing warrants to be in play.

3.
Termination of Remote Sourcing Agreement: The existing Remote Resource agreement with Healthcare BPO Partners, L.P. (an affiliate of Tak Investments, Inc.) will need to be terminated as a pre-condition to the merger. This would be considered necessary to avoid any conflicts of interest on any front, as also to ensure that Ebix is not saddled with a high cost outsourcing agreement.

4.
Payment of $1 million termination fee to BPOM: We propose to pay the increased fee of $1 million (increased recently from $500,000 to $1 million), if the HealthAxis shareholders approve our merger proposal.

5.	Binding agreement within 7 days: Ebix confirmed that it would serve a binding agreement for the acquisition of HealthAxis within 7 days of acceptance of the above offer.

6.
Waiver of Due Diligence Rights: Ebix has not been provided detailed due diligence rights by the HealthAxis Board. In spite of that, Ebix agrees to waive is right to due diligence, to convey its seriousness and readiness to close the transaction in an expeditious manner.

7.	All other terms as outlined in our earlier letters related to employee matters, new financial liabilities etc. remain the same.

About Ebix

Ebix, Inc. is a leading international supplier of software and e-commerce solutions to the insurance industry. Ebix provides a series of application software products for the insurance industry ranging from carrier systems, agency systems and exchanges to custom software development for all entities involved in the insurance and financial services industries.

Ebix strives to work collaboratively with clients to develop innovative technology strategies and solutions that address specific business challenges. Ebix combines the newest technologies with its capabilities in consulting, systems design and integration, IT and business process outsourcing, applications software, and Web and application hosting to meet the individual needs of organizations.

With bases in Singapore, Australia, the US, UK, New Zealand, India and Canada, Ebix employs insurance and technology professionals who provide products, support and consultancy to more than 3,000 customers on six continents. Ebix’s focus on quality has enabled it be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM). Ebix has also earned ISO 9001:2000 certification for both its development and call center units in India. For more information, visit the Company’s website at www.ebix.com

About HealthAxis Inc.

HealthAxis (NASDAQ: HAXS — News) is an innovative provider of healthcare payer solutions. By combining technology and services HealthAxis can deliver value to payers and their customers. The company offers fully integrated business process outsourcing and claims administration systems that incorporate advanced technology solutions. HealthAxis’ technology is time tested, scalable and offered on an ASP basis. With its Best Shore capability, HealthAxis can offer competitive, high quality BPO services in four locations – Dallas, Texas; Castle Dale, Utah; Montego Bay, Jamaica and Jaipur, India. The Smart Front End® enables payers the ultimate flexibility in network re-pricing and delivering to their legacy system a fully edited, clean, pre-priced claim to ensure the highest levels of auto adjudication. HealthAxis’ claims administration systems solutions provide an end to end cost competitive solution for all sizes of payers: enrollment, data capture, administration, claims, customer service, print distribution and web services. For information on HealthAxis products and services, call (800) 519-0679 or visit the website at www.HealthAxis.com

Safe Harbor for Forward Looking Statements under the Private Securities Litigation Reform Act of 1995 — This press release contains various forward-looking statements and information that are based on Ebix management’s beliefs, as well as assumptions made by and information currently available to management. Ebix has tried to identify such forward looking statements by use of such words as “will,” “expects,” “intends,” “anticipates,” “plans,” “believes” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those expressed in, or implied by, the forward looking statements. Such risks, uncertainties and other factors include the extent to which the Ebix.com website and other new products and services can be successfully developed and marketed, the risks associated with any future acquisitions, and integrating recently completed acquisitions, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties, possible governmental regulation and/or other adverse consequences resulting from negative perception of the outsourcing of business processes to foreign countries, Ebix’s ability to continue to develop new products to effectively address market needs in an industry characterized by rapid technological change, Ebix’s ability to raise additional capital to finance future acquisitions and meet other funding needs, Ebix’s dependence on a few customers(including one that is Ebix’s largest stockholder), Ebix’s dependence on the insurance industry, the highly competitive and rapidly changing automation systems market, Ebix’s ability to effectively protect its applications software and other proprietary information, Ebix’s ability to attract and retain quality management, and software, technical sales and other personnel, the risks of disruption of Ebix’s Internet connections or internal service problems, the possible adverse effects of a substantial increase in volume of traffic on Ebix’s website, mainframe and other servers, possible security breaches on the Ebix website, the possible effects of insurance regulation on Ebix, the possible effects of the Securities and Exchange Commission’s investigation of Ebix’s financial reporting, and possible future terrorist attacks or acts of war. Certain of these, as well as other risks, uncertainties and other factors, are described in more detail in Ebix’s periodic filings with the Securities and Exchange Commission, including Ebix’s quarterly report on Form 10-K for the year ended December 31, 2007. Except as expressly required by the federal securities laws, Ebix undertakes no obligation to update any such factors or any of the forward-looking statements contained herein to reflect changed circumstances or future events or developments or for any other reason.

Contacts:
Jesenia Jurado
678-281-2036 or ir@ebix.com